Exhibit 99.1

Hawthorn Bancshares Reports Results for Third Quarter 2020

Third Quarter 2020 Results

●	Net income of $5.0 million, or $0.77 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.50%
●	Return on average assets and equity of 1.18% and 15.99%, respectively
●	Loan and deposit volumes were relatively “flat” for the quarter

Jefferson City, MO — October 30, 2020 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $5.0 million for the third quarter, an increase of $1.7 million compared to the linked second quarter (“linked quarter”) and an increase of $1.1 million from the prior year quarter. Earnings per diluted share (“EPS”) was $0.77 for the third quarter 2020 compared to $0.51 and $0.59 for the linked quarter and prior year quarter, respectively. Net income and EPS in the current quarter increased from the linked quarter due to higher noninterest income and net interest income in the current quarter, offset by increases in provision expense and noninterest expense compared to the linked quarter, described in more detail below.

Chairman David T. Turner commented, “The COVID-19 pandemic has continued to challenge our customers and small business owners in the communities we serve. Our bankers have responded very well through these troubling times, and we appreciate the trust and confidence our customers place in us as we journey together.

Now as before, and after six-months of responding to the pandemic we continue to work with our customers and small business owners in developing tailored solutions to meet their specific needs. In total, we enabled over $88 million of lending with the origination of over 1,275 SBA-approved loans through the SBA Paycheck Protection Program ("PPP"), and we will earn approximately $3.6 million in fees to be recognized over the life of the loans in addition to the stated 1.0% interest rate on the principal outstanding. Since then, we have provided loan repayment modifications on over 500 loans, including temporary interest only payment arrangements and payment forbearance accommodations. As you would expect, we are finding certain borrowers to be particularly susceptible to the financial hardships brought-on by this pandemic. They include borrowers within the hotel, restaurant, theater, and retail industries. We continue to work closely and monitor the progress of our borrowers as they work through the financial and operational hardships caused by this pandemic."

Turner continued, “Despite these challenges, we continued to deliver strong operating results in the third quarter. Non-GAAP net income, which excludes an additional $0.6 million after tax loan loss provision attributed to COVID-19 for the current quarter, was $5.6 million, or 48.9% ahead of the linked quarter, and 48.2% ahead of the prior year quarter. We felt it was prudent and appropriate to supplement our loan loss reserves with additional provision given the continued, unprecedented economic uncertainty and fact pattern we are seeing emerge with our borrowers. Net interest income was $13.8 million, or 3.8% ahead of the linked quarter, and 12.0% ahead of the prior year quarter. Loans held for investment were “flat” as compared to the linked quarter, and have increased by $130 million, or 11.3% from the prior year quarter.

Particularly noteworthy are the results achieved by our real estate mortgage lending and loan processing teams. Sales of mortgages originated and sold to secondary market investors have delivered gains on sales totaling $3.0 million in the current quarter, compared to $0.9 million and $0.2 million in the linked quarter and prior year quarter, respectively. Remarkable performance by our recently formed teams, but also enabled by this historic low-interest rate mortgage market.”

Highlights

●	Earnings – Net income in the third quarter 2020 was $5.0 million and EPS was $0.77. Pre-tax pre-provision income (“PTPP”) of $7.3 million in the third quarter increased $2.4 million, or 48%, and $2.0 million, or 39%, from the linked quarter and third quarter 2019, respectively.
●	Net interest income and net interest margin – Net interest income of $13.8 million for the third quarter 2020, increased $0.5 million and $1.5 million from the linked quarter and third quarter 2019, respectively. Net interest margin, on a tax equivalent basis, was 3.50% for the third quarter, an increase from 3.46% in the linked quarter, and a reduction from 3.64% in the third quarter of 2019.
●	Loans – Loans held for investment reduced by $1.5 million, or 0.1%, equal to $1.3 billion as of September 30, 2020 as compared to the linked quarter. Year-over-year, loans grew $130 million, or 11.3%, from $1.1 billion as of September 30, 2019. Year-over-year growth in loans was primarily due to an increase in commercial loans for customers who participated in the PPP.
●	Asset quality – Non-performing loans totaled $5.8 million at September 30, 2020, a decrease of $3.1 million from $8.9 million at the end of the linked quarter, primarily due to one loan relationship that was paid off during the quarter. The allowance for loan losses to total loans was 1.39% at September 30, 2020, an increase from 1.30% at June 30, 2020 and an increase from 1.06% at September 30, 2019.
●	Deposits – Total deposits reduced by $1.0 million, or 0.1%, equal to $1.3 billion as of September 30, 2020 as compared to the linked quarter. Year-over-year deposits grew $189 million, or 16.6%, from $1.1 billion as of September 30, 2019. Growth in deposits over prior year quarter was positively impacted in part by customers who deposited PPP loan proceeds into demand deposit accounts, in addition to an increase in interest bearing deposits.
●	Capital – Total shareholder’s equity was $124 million and the tangible common equity to tangible assets ratio was 7.45% at September 30, 2020 as compared to 7.13% and 7.78% from the linked quarter and third quarter of 2019, respectively. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 9.99% and a total risk-based capital ratio of 15.05%.

In the third quarter of 2020, the Company’s Board of Directors authorized the purchase of up to $2.5 million market value of the Company’s common stock. Management was given discretion to determine the number and pricing of the shares to be purchased, as well as, the timing of any such purchases. As of September 30, 2020, $2.4 million remained for share repurchase pursuant to that authorization.

The Company’s Board of Directors approved a quarterly cash dividend of $0.12 per common share, payable October 1, 2020 to shareholders of record at the close of business on September 15, 2020.

Net Interest Income and Net Interest Margin

Net interest income for the third quarter increased $0.5 million to $13.8 million from $13.3 million in the linked quarter, and increased $1.5 million from the prior year quarter. The increase in the linked quarter was driven by an increase in interest income coupled with a decrease in interest expense. The increase from the prior year quarter was all driven by a decrease in interest expense. Included in net interest income in the third quarter was $0.4 million of loan fees related to the PPP. Net interest margin, on a tax equivalent basis, was 3.50% for the third quarter, an increase from 3.46% in the linked quarter, and a reduction from 3.64% in the third quarter of 2019.

Loans

Loans held for investment totaled $1.3 billion at September 30, 2020, decreasing $1.5 million or 0.1% from the linked quarter and increasing $130 million or 11.3% from the prior year quarter. Growth in loans over the prior year quarter was primarily due to an increase in commercial loans for customers who participated in the PPP. Non-performing loans to total loans was 0.45% at September 30, 2020, and 0.70% and 0.41% at the end of the linked quarter and prior year quarter, respectively.

The yield earned on average loans held for investment was 4.66% for the third quarter, compared to 4.68% for the linked quarter and 5.13% for the prior year quarter.

In April 2020, the Company began offering loans through the PPP which was part of the CARES Act passed by Congress. At September 30, 2020, it had provided over 1,275 loans to small business customers totaling $88.4 million, for an average of $69,200 per loan.

As provided for by the CARES Act, the Company has also offered payment modifications to borrowers. Disaster relief payment modifications granted to-date include approximately 578 loans totaling $303.2 million. At September 30, 2020, 42 loans totaling $91.1 million or 7.1% of total loans remained in some form of a modification. These loan modifications include $44.6 million or 48.9% on interest only, and $46.5 million or 51.1% on full deferral. (See table below titled Loan Modifications under the CARES Act by NAICS Code.)

Asset Quality

Non-performing loans totaled $5.8 million at September 30, 2020, a decrease of $3.1 million from $8.9 million at the end of the linked quarter, primarily due to one loan relationship that was paid off during the quarter. In the third quarter 2020, the Company had net loan charge-offs of $58,000 compared to net loan recoveries of $29,000 in the linked quarter, and $155,000 of net loan charge-offs in the prior year quarter.

The Company recorded a provision for credit losses of $1.2 million for the third quarter 2020 compared to $0.9 million for the linked quarter and $0.5 million for the third quarter 2019. The increase in the allowance for loan losses in the current quarter and linked quarter compared to the prior year quarter is primarily due to the additional loan loss provision of $0.8 million and $0.6 million, respectively, for the COVID-19 pandemic as previously described above.

The allowance for loan losses at September 30, 2020, was $17.8 million, or 1.39% of outstanding loans, and 305.5% of non-performing loans. At June 30, 2020, the allowance for loan losses was $16.6 million, or 1.30% of outstanding loans, and 186.6% of non-performing loans. At September

30, 2019, the allowance for loan losses was $12.2 million or 1.06% of outstanding loans, and 255.8% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2020.

Deposits

Deposits totaled $1.3 billion at September 30, 2020, decreasing $1.0 million or 0.1% from the end of the linked quarter and increasing $189 million, or 16.6% from the prior year quarter. Growth in deposits over prior year quarter was positively impacted in part by customers who deposited PPP loan proceeds into demand deposit accounts, in addition to an increase in interest bearing deposits.

Noninterest Income

Total noninterest income for the third quarter 2020 was $5.1 million, an increase of $2.4 million compared to the linked quarter, and an increase of $2.7 million compared to the prior year quarter. The increase in noninterest income for the current quarter as compared to the linked and prior year quarters is primarily due to an increase in gain on sale of real estate mortgage loans, which increased income by $2.1 million and $2.8 million, respectively. In addition, service charges and other fee income increased $0.3 million as compared to the linked quarter due to certain COVID-19-related service fee waivers being granted in the linked quarter.

Noninterest Expense

Total noninterest expense for the third quarter 2020 was $11.6 million, an increase of $0.6 million compared to the linked quarter, and an increase of $2.0 million compared to the third quarter 2019. The increase in noninterest expense in the current quarter as compared to the linked and prior year quarters is primarily due to the increased costs for mortgage lender’s salaries, commissions paid, and benefits resulting from hiring additional personnel for the mortgage lending group. The mortgage lending group began its formation in late 2019, and grew significantly in terms of resources and production capacity with the addition of 25 full-time equivalent (“FTE”) personnel, resulting in 36 FTEs at September 30, 2020.

The Company’s efficiency ratio was 61.41% for the third quarter 2020 compared to 69.16% and 64.86% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the third quarter 2020, the capital ratios were as follows: total risk-based capital to risk-weighted assets 15.05%, tier 1 capital to risk-weighted assets 13.28%; tier 1 leverage 9.99% and tangible common equity to tangible assets 7.45%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2020	2020	2019
Total interest income	$15,958	$15,721	$15,925
Total interest expense	2,116	2,382	3,564
Net interest income	13,842	13,339	12,361
Provision for loan losses	1,200	900	450
Noninterest income	5,075	2,633	2,424
Investment securities gains (losses), net	12	7	(40)
Noninterest expense	11,616	11,047	9,590
Pre-tax income	6,113	4,032	4,814
Income taxes	1,153	750	954
Net income	$4,960	$3,282	$3,860
Earnings per share:
Basic:	$0.77	$0.51	$0.59
Diluted:	$0.77	$0.51	$0.59

	For the Nine Months Ended
	September 30,
Statement of income information:	2020	2019
Total interest income	$47,487	$48,023
Total interest expense	7,780	11,876
Net interest income	39,707	36,147
Provision for loan losses	5,400	850
Noninterest income	9,956	6,637
Investment securities gains (losses), net	18	(40)
Gain on sale of branch, net	—	2,183
Noninterest expense	33,111	29,149
Pre-tax income	11,170	14,928
Income taxes	2,060	2,882
Net income	$9,110	$12,046
Earnings per share:
Basic:	$1.40	$1.85
Diluted:	$1.40	$1.85

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	September 30,	June 30,	September 30,	December 31,
Key financial ratios:	2020	2020	2019	2019
Return on average assets (YTD)	0.76%	0.53%	1.09%	1.09%
Return on average common equity (YTD)	10.15%	7.06%	15.03%	14.77%

	September 30,	June 30,	September 30,	December 31,
	2020	2020	2019	2019
Asset Quality Ratios
Allowance for loan losses to total loans	1.39%	1.30%	1.06%	1.07%
Non-performing loans to total loans (a)	0.45%	0.70%	0.41%	0.43%
Non-performing assets to loans (a)	1.44%	1.67%	1.53%	1.53%
Non-performing assets to assets (a)	1.10%	1.27%	1.22%	1.20%
Performing TDRs to loans (a)	0.19%	0.19%	0.23%	0.22%
Allowance for loan losses to
non-performing loans (a)	305.49%	186.62%	255.79%	246.09%

Capital Ratios
Average stockholders' equity to average total assets (YTD)	7.47%	7.51%	7.22%	7.38%
Period-end stockholders' equity to period-end assets (YTD)	7.45%	7.13%	7.78%	7.71%
Total risk-based capital ratio	15.05%	14.64%	14.47%	14.89%
Tier 1 risk-based capital ratio	13.28%	12.76%	12.60%	13.04%
Common equity Tier 1 capital	9.97%	9.58%	9.50%	9.86%
Tier 1 leverage ratio	9.99%	9.82%	10.69%	10.73%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	September 30,	June 30,	September 30,	December 31,
Balance sheet information:	2020	2020	2019	2019
Total assets	$1,669,770	$1,683,736	$1,449,338	$1,492,962
Loans held for investment	1,279,165	1,280,615	1,149,268	1,168,797
Allowance for loan losses	(17,764)	(16,622)	(12,178)	(12,477)
Loans held for sale	7,886	9,041	2,250	428
Investment securities	193,175	199,012	187,480	180,901
Deposits	1,326,752	1,327,633	1,137,407	1,186,521
Total stockholders’ equity	124,367	120,031	112,814	115,038

Book value per share	$19.15	$18.47	$17.29	$17.63
Market price per share	$18.94	$19.69	$22.91	$24.52
Net interest spread (FTE) (YTD)	3.27%	3.26%	3.15%	3.20%
Net interest margin (FTE) (YTD)	3.50%	3.51%	3.47%	3.51%
Net interest spread (FTE) (QTR)	3.30%	3.25%	3.32%	3.33%
Net interest margin (FTE) (QTR)	3.50%	3.46%	3.64%	3.63%
Efficiency ratio (YTD)	66.67%	69.91%	68.13%	67.15%
Efficiency ratio (QTR)	61.41%	69.16%	64.86%	64.35%

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustments to exclude the additional loan loss provision recorded in the three and nine months ended September 30, 2020 caused by the impact on current economic conditions due to the COVID-19 pandemic and the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019. These are non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of these items provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2020	2020	2019
Net income – GAAP	$4,960	$3,282	$3,860
Effect of ALL provision COVID-19 (a)	632	474	—
Effect of net gain on branch sale (b)	—	—	(86)
Net income - non-GAAP	$5,592	$3,756	$3,774
Earnings per share:
Basic – GAAP	$0.77	$0.51	$0.59
Effect of ALL provision COVID-19 (a)	0.10	0.07	—
Effect of net gain on branch sale (b)	—	—	(0.01)
Basic - non-GAAP	$0.87	$0.58	$0.58
Diluted – GAAP	$0.77	$0.51	$0.59
Effect of ALL provision COVID-19 (a)	0.10	0.07	—
Effect of net gain on branch sale (b)	—	—	(0.01)
Diluted - non-GAAP	$0.87	$0.58	$0.58

NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

$000, except per share data

	For the Nine Months Ended
	September 30,
Statement of income information:	2020	2019
Net income - GAAP	$9,110	$12,046
Effect of ALL provision COVID-19 (a)	3,476	—
Effect of net gain on branch sale (b)	—	(1,725)
Net income - non-GAAP	$12,586	$10,321
Earnings per share:
Basic – GAAP	$1.40	$1.85
Effect of ALL provision COVID-19 (a)	0.54	—
Effect of net gain on branch sale (b)	—	(0.26)
Basic - non-GAAP	$1.94	$1.59
Diluted – GAAP	$1.40	$1.85
Effect of ALL provision COVID-19 (a)	0.54	—
Effect of net gain on branch sale (b)	—	(0.26)
Diluted - non-GAAP	$1.94	$1.59

(a)	An additional $0.8 million and $4.4 million pre-tax ALL provision and $0.6 million and $3.5 million after tax was recorded during the three and nine months ended September 30, 2020, respectively, due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The gain on the sale of the Branson Branch was $0.1 million pre-tax and $86,000 after tax for the three months ended September 30, 2019, and $2.2 million pre-tax and $1.7 million after tax for the nine months ended September 30, 2019.

	September 30,	June 30,	September 30,	December 31,
Key financial ratios:	2020	2020	2019	2019
Return on average assets (YTD) – GAAP	0.76%	0.53%	1.09%	1.09%
Effect of ALL provision COVID-19 (a)	0.29	0.36	—	—
Effect of net gain on branch sale (b)	—	—	(0.16)	(0.12)
Return on average assets (YTD) - non-GAAP	1.05%	0.89%	0.93%	0.97%
Return on average common equity (YTD) – GAAP	10.15%	7.06%	15.03%	14.77%
Effect of ALL provision COVID-19 (a)	3.87	4.84	—	—
Effect of net gain on branch sale (b)	—	—	(2.15)	(1.58)
Return on average common equity (YTD) - non-GAAP	14.02%	11.90%	12.88%	13.19%

(a)	An additional $0.8 million and $4.4 million pre-tax ALL provision and $0.6 million and $3.5 million after tax was recorded during the three and nine months ended September 30, 2020, respectively, due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The gain on the sale of the Branson Branch was $0.1 million pre-tax and $86,000 after tax for the three months ended September 30, 2019, and $2.2 million pre-tax and $1.7 million after tax for the nine months ended September 30, 2019.

LOAN MODIFICATIONS

(unaudited)

$000, except per share data

	Total Loan Modifications to date under the CARES Act by NAICS Code
	Interest	%	Full	%
Industry Category	Only	Loans	Deferral	Loans	Totals
Real Estate and Rental and Leasing	$124,903	41.2%	$32,520	10.7%	$157,423
Accommodations and Food Services	23,360	7.7	43,827	14.4	67,187
Construction	9,856	3.2	4,497	1.5	14,353
Manufacturing	7,715	2.5	485	0.2	8,200
Other Services	5,717	1.9	1,803	0.6	7,520
Cinemas	1,061	0.4	6,191	2.0	7,252
Health Care and Social Assistance	5,044	1.7	1,188	0.4	6,232
Retail Trade	4,236	1.4	524	0.2	4,760
Arts, Entertainment, Recreation	11,378	3.8	3,186	1.0	14,564
Non-NAICS (Consumer)	190	0.1	3,832	1.3	4,022
Other	8,053	2.7	3,648	1.2	11,701
Total modifications	$201,513	66.5%	$101,701	33.5%	$303,214

	As of September 30, 2020
	Loan Modifications under the CARES Act by NAICS Code
	Interest	%	Full	%
Industry Category	Only	Loans	Deferral	Loans	Totals
Real Estate and Rental and Leasing	$13,003	14.3%	$3,343	3.7%	$16,346
Accommodations and Food Services	19,859	21.8	37,918	41.7	57,777
Construction	505	0.6	-	-	505
Cinemas	-	-	4,691	5.2	4,691
Retail Trade	-	-	119	0.1	119
Arts, Entertainment, Recreation	10,166	11.2	-	-	10,166
Non-NAICS (Consumer)	77	0.1	427	0.5	504
Other	943	1.0	-	-	943
Total modifications	$44,553	48.9%	$46,498	51.1%	$91,051

Remaining loan modifications under the CARES Act as a percent of the total loan portfolio					7.1%
Total loan modifications under the CARES Act to date					$303,214
Total loan modifications under the CARES Act to date as a percent of the total loan portfolio					23.7%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.